Exhibit 23.2

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Marina Biotech, Inc. of our report dated April 12, 2010, relating to our audits of the financial statements of Cequent Pharmaceuticals, Inc. for the years ended December 31, 2009 and 2008 and for the period from November 10, 2003 (inception) to December 31, 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Wolf & Company, P.C.

Wolf & Company, P.C.

Boston, Massachusetts

March 14, 2011